Exhibit 4.01

LEHMAN BROTHERS HOLDINGS INC.

Bearish Autocallable Optimization Securities with Contingent Protection Linked to the KBW Mortgage Finance IndexSM due November 28, 2008

Number R-1	$11,300,000
ISIN US 52520W4244	CUSIP 52520W424

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date or any earlier Call Settlement Date in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $10 principal amount of the Securities represented hereby, an amount equal to the Payment at Maturity or, in the case of an earlier Call Settlement Date, the Call Price. THE SECURITIES REPRESENTED HEREBY SHALL NOT BEAR ANY INTEREST.

Any amount payable on the Maturity Date or any Call Settlement Date, as applicable, hereon will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER PROVISIONS

SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, LEHMAN BROTHERS HOLDINGS INC. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: May 31, 2007	LEHMAN BROTHERS HOLDINGS INC.

By:
Vice President

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A.
as Trustee

By:
Authorized Officer

Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as Bearish Autocallable Optimization Securities with Contingent Protection Linked to the KBW Mortgage Finance IndexSM due November 28, 2008 (herein called the “Securities”). The Company may, without the consent of the holders of the Securities, create and issue additional notes ranking equally with the Securities and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the Securities; provided that no additional notes can be issued if an Event of Default has occurred with respect to the Securities. This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Payment at Maturity or the Call Price on any earlier Call Settlement Date, as the case may be, at the request of the Trustee, shall be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determination by the Calculation Agent of the Payment at Maturity or the Call Price, as the case may be, and shall have no duty to make any such determination. The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Payment at Maturity or the Call Price, as the case may be, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date or the applicable Call Settlement Date, as the case may be.

All calculations with respect to the Index Starting Level, the Index Ending Level, the Index Return or any Index Closing Level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $10 principal amount on the Maturity Date or on any earlier Call Settlement Date will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Payment at Maturity calculated as though the date of acceleration were the Maturity Date. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Securities at the time Outstanding to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the Maturity Date or any Call Settlement Date of any Security, or reduce the principal amount thereof, or reduce the Payment at Maturity or the Call Price, or make the principal thereof, or premium, if any, or Call Price thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Payment at Maturity or any Call Price, as applicable, with respect to this Security.

The Securities are issuable in denominations of $10 and any whole multiples of $10.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, premium, if any, or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the

Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company intends to treat, and by purchasing a Security for all tax purposes each Holder agrees to treat, the Securities as cash-settled financial contracts, rather than as debt instruments.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York are authorized or obligated by law to close.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Payment at Maturity or the Call Price, as the case may be, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

The “Call Price”, as calculated by the Calculation Agent, payable on any Call Settlement Date shall equal a cash payment per $10 principal amount of Securities equal to the amounts specified for the applicable Observation Date set forth in the table below:

Observation Date	Call Price

August 24, 2007	$10.55

November 23, 2007	$11.10

February 22, 2008	$11.65

May 22, 2008	$12.20

August 22, 2008	$12.75

November 20, 2008	$13.30.

“Call Settlement Date” mean the fifth Business Day following any Observation Date on which the Index Closing Level is at or below the Index Starting Level.

“Closing Price” of a security, on any particular day, means the last reported sales price for that security on the Relevant Exchange at the scheduled weekday closing time of the regular trading session of the Relevant Exchange. If, however, the security is not listed or traded on a bulletin board, then the Closing Price of the security will be determined using the average execution price per share that an affiliate of the Company pays or receives upon the purchase or sale of the security used to hedge the Company’s obligations under the Security.

“Company” shall have the meaning set forth on the face of this Security.

“Final Valuation Date” shall mean November 20, 2008; provided, that if the scheduled Final Valuation Date is not a Trading Day or if there is a Market Disruption Event on such day, the Final Valuation Date shall be postponed to the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred or shall be continuing; provided, however, that the Index Closing Level for the Final Valuation Date shall not be determined on a date later than the eighth scheduled Trading Day after the originally scheduled Final Valuation Date, and if such day is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent shall determine the Index Closing Level for the Final Valuation Date on such date in accordance with the formula for and method of calculating the Index Closing Level last in effect prior to commencement of the Market Disruption Event (or prior to the non-Trading Day), using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation or non-Trading Day) on such eighth scheduled Trading Day of each security most recently constituting the Index.

“Index” shall mean the KBW Mortgage Finance IndexSM

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Index Closing Level”, as determined by the Calculation Agent, shall mean, with respect to any Trading Day, the closing level of the Index at the regular official weekday close of the principal trading session of the Relevant Exchange or market for the Index or any successor on such day, or as determined by the Calculation Agent pursuant to the Calculation Agency Agreement.

“Index Ending Level” shall equal the Index Closing Level on the Final Valuation Date.

“Index Return”, as calculated by the Calculation Agent, is calculated as follows:

(	Index Ending Level –Index Starting Level Index Starting Level	)

“Index Starting Level” equals 99.75.

“Holder” shall have the meaning set forth on the reverse of this Security.

“Market Disruption Event”, with respect to the Index shall mean any of the following events has occurred on any day as determined by the Calculation Agent in its sole discretion:

(1)    a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index on the Relevant Exchanges for such securities at any time during the one hour period preceding the close of the principal trading session on such Relevant Exchange;

(2)    a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index at any time during the one hour period preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate;

(3)    a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts or exchange traded funds related to the Index at any time during the one hour period preceding the close of the principal trading session on such exchange; or

(4)    a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of:

(1)    the portion of the level of the Index attributable to that security relative to

(2)    the overall level of the Index,

in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:

(1)    a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

(2)    limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3)    a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of (i) a price change exceeding limits set by such exchange or market, (ii) an imbalance of orders relating to such contracts, or (iii) a disparity in bid and ask quotes relating to such contracts, will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

(4)    a suspension, absence or material limitation of trading on any Relevant Exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Maturity Date” shall mean November 28, 2008, unless that day is not a Business Day, in which case the amount equal to the Payment at Maturity will instead be due on the next succeeding Business Day following November 28, 2008; provided, that if, due to a non-Trading Day or a Market Disruption Event, the Final Valuation Date is postponed so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

“Observation Dates” shall be August 24, 2007, November 23, 2007, February 22, 2008, May 22, 2008, August 22, 2008, and November 20, 2008; provided, that if an Observation Date is not a Trading Day or if there is a Market Disruption Event on such day, the applicable Observation Date shall be postponed to the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred or shall be continuing; provided, however, that the Index Closing Level for any applicable Observation Date shall not be determined on a date later than the eighth scheduled Trading Day after the originally scheduled Obervation Date, and if such day is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent shall determine the Index Closing Level for the applicable Observation Date on such date in accordance with the formula for and method of calculating the Index Closing Level last in effect prior to commencement of the Market Disruption Event (or prior to the non-Trading Day), using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation or non-Trading Day) on such eighth scheduled Trading Day of each security most recently constituting the Index.

“Observation Period” shall mean the period starting on May 24, 2007 and ending on, and including, the Final Valuation Date.

“Payment at Maturity”, as calculated by the Calculation Agent, shall equal a cash payment per $10 principal amount Security equal to:

(i) if the Index Closing Level is never greater than the Trigger Level on any Trading Day during the Observation Period, $10; or

(ii) if the Index Closing Level is greater than the Trigger Level on any Trading Day during the Observation Period,

$10 x (1 – Index Return)

provided that the Payment at Maturity under clause (ii) of this definition shall equal $0.00 if the Index Return equals or exceeds 1.

“Place of Payment” shall mean the place or places where the Payment at Maturity on the Securities is payable.

“Relevant Exchange” shall mean, for any security (or any combination thereof) then included in the Index, the primary exchange or other market of trading for such security.

“Securities” shall have the meaning set forth on the reverse of this Security.

“Security” shall have the meaning set forth on the face of this Security.

“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on (i) the Relevant Exchanges for securities underlying the Index and (ii) the exchanges on which futures or options contracts related to the Index are traded, other than a day on which trading on such Relevant Exchange or exchange on which such securities, futures or options contracts are traded is scheduled to close prior to its scheduled weekday closing time.

“Trigger Level” equals 119.70.

“Trustee” shall have the meaning set forth on the reverse of this Security.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

The Calculation Agent will determine, among other things, the Index Starting Level, the Index Ending Level, the Index Return and the Payment at Maturity. In addition, the Calculation Agent will determine whether there has been a Market Disruption Event or a discontinuation of the Index, and whether there has been a material change in the method of calculation of the Index. All calculations, determinations or adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and on the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without the Holders’ consent and without notifying Holders.

Alteration of Method of Calculation

If at any time the method of calculating the Index, or the level thereof, is changed in a material respect, or if the Index is in any other way modified so that the Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Level with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the Calculation Agent will adjust its calculation of the Index in order to arrive at a level of the Index as if there had been no such modification (e.g., as if such split had not occurred).

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - _________ Custodian _________
(Cust) (Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common	( State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

__________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

__________________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.